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                                                                  Exhibit 10.2



                            Lease Renewal Agreement
                            -----------------------

                                October 3, 1995
                                By and Between

Gloria Lane Industrial Partners, L.P., a New Jersey Limited Partnership of the State of New Jersey, having offices at 165 Passaic Avenue, Fairfield, N.J. 07004, herinafter referred to as "Landlord".

and

S2 Golf, Inc., a New Jersey corporation, having offices at 16 Gloria Lane, Fairfield, N.J. 07004, hereinafter referred to as "Tenant".

                                  WITNESSETH:
                                  -----------

WHEREAS the Landlord and the Tenant have previously entered into a lease agreement dated June 22, 1989 ("Lease") which was further modified by agreement on October 10, 1990 ("Modified Lease") for the demised premises and whereas the parties are desirous of extending the aforementioned lease agreements for an additonal period of time under the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the terms, covenants and conditions herinafter set forth, the parties hereto agree as follows:

1. For ONE ($1.00) DOLLAR and other good and valuable consideration received by Landlord, the Lease and Modified Lease are modified as follows:

     1.1. Tenant's lease space shall be decreased from 27,521 sq. ft. to approximately 20,612 sq. ft.. This decrease shall take effect on January 1, 1996.

     1.2. The initial term as described in Section 1 of the original lease shall be modified to reflect a decrease in tenant area as described in 1.1 of this agreement and terminate on December 31, 1996.

     1.3. Tenant's net/net/net rent as described in section 2.01 of the Lease and Modified Lease shall be modified for the indicated periods as follows:

     January 1, 1996 to December 31, 1996: ONE HUNDRED EIGHTEEN THOUSAND FIVE
     -------------------------------------
HUNDRED NINETEEN AND 00/100 ($118,519.00) DOLLARS, payable in equal monthly installments of NINE THOUSAND EIGHT HUNDRED SEVENTY SIX AND 58/100 ($9,876.58) DOLLARS on the first day of each month. All rent shall be due and payable pursuant the Lease.

     1.4 Tenant warrants and represents that it was induced to modify this lease as the result of the exclusive efforts of MICHAEL J. MCGRATH OF PLANNED CAPITAL MANAGEMENT, INC., and understands that Landlord, in reliance upon said representation and warranty, has entered into a separate agreement with said broker for the payment of commissions, if, as and when the within modification is executed and consideration is provided hereunder.
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     1.5  Section 5.0 of the Lease shall be modified to reflect Tenant's
Proportionate Share and shall be reduced from 54.14% to 40.55%.

     1.6  Section 34 of the lease is deleted.

     1.7 Section 1.07 of the Lease shall be modified to provide a Renewal Term for one (1) successive term of one (1) year. Section 1.07 (d) shall be modified so that Fixed Rent shall equal $5.75 per square foot for the Renewal Term.
Section 1.07 (e) is deleted.

All other terms of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed these presents the day and year first above written.

WITNESS:                                  LANDLORD:



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AS TO                                     Gloria Lane Industrial Partners, L.P.
                                          Michael J. McGrath
                                          General Partner

ATTEST:                                   TENANT:



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Secretary                                 S2 Golf, Inc.
                                          President